Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER'S COMMENTARY
FISCAL YEAR 2014
THIRD QUARTER ENDED NOVEMBER 2, 2013

Consolidated Results

Third Quarter

Sales

Third quarter net sales increased 0.3% to $666 million from $664 million in the third quarter of Fiscal 2013. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	3rd Qtr	3rd Qtr
Same Store Sales:	FY14	FY13
Journeys Group	-2%	8%
Schuh Group	-9%	9%
Lids Sports Group	3%	-5%
Johnston & Murphy Group	8%	6%
Total Genesco	-1%	4%

	3rd Qtr	3rd Qtr
Comparable Direct Sales:	FY14	FY13
Journeys Group	6%	7%
Schuh Group	-11%	12%
Lids Sports Group	40%	1%
Johnston & Murphy Group	6%	16%
Total Genesco	8%	9%

	3rd Qtr	3rd Qtr
Same Store and Comparable Direct Sales:	FY14	FY13
Journeys Group	-2%	8%
Schuh Group	-10%	9%
Lids Sports Group	5%	-5%
Johnston & Murphy Group	7%	8%
Total Genesco	-1%	5%

Through December 3, 2013, fourth quarter same store sales were flat and direct sales decreased 2% on a comparable basis; and combined comparable sales were flat.

Exhibit 99.2

Gross Margin

Third quarter gross margin was 49.8% this year compared with 50.3% last year, primarily reflecting lower gross margins at Lids.

Asset Impairments and Other, Net
“Asset impairments and other” charges for the third quarter of Fiscal 2014 were $1.5 million. This amount is made up of expenses related to network intrusion litigation, asset impairments and other legal expenses. Last year’s third quarter charge of $0.4 million was primarily asset impairments.

SG&A

Selling and administrative expense for the third quarter increased to 42.6% of sales from 42.1% for the same period last year. Included in expenses this quarter is $3.0 million, or $0.12 per diluted share, related to deferred purchase price in the Schuh acquisition. The deferred purchase price payments, totaling £25 million, are due in June 2014 and 2015 if the payees remain employed until the payment dates. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Last year, expenses in the quarter included $3.0 million or $0.12 per diluted share of deferred purchase price. In addition, the quarter’s SG&A includes expenses of $4.0 million or $0.11 per share, recognized in connection with the change in accounting for certain bonus awards payable under the Company’s EVA Incentive Plan disclosed by the company during the quarter and discussed below, while last year’s third quarter SG&A expense reflects a gain of $1.8 million, or $0.05 per diluted share, recognized in connection with the accounting change. Excluding the deferred purchase price expense, asset impairments and other and the effects of the bonus related accounting change in both periods, SG&A as a percent of sales fell to 41.5% from 41.9% last year, or a 40 basis point improvement. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule posted on the Company’s website in conjunction with this document.

Under the Company’s EVA Incentive Plan bonus awards in excess of a specified cap in any year are retained and paid out over the three subsequent years, subject to reduction or elimination by deteriorating financial performance and subject to forfeiture if the employee voluntarily resigns or is terminated for cause before the retained amount is paid. Historically, the Company has expensed the full amount of the retained bonus in the year in which it was determined. As a result of a review of this treatment, the Company determined that the retained bonus should be expensed across the three-year service period rather than fully expensed in the year it is determined. The effect of the change was to increase reported earnings in certain prior periods by adding back bonus expense previously recognized in those periods under the Company’s historical treatment and to amortize the amounts added back across the three-year payout period. The net effect of the change on both cash flow and earnings is zero. Because earnings guidance was formulated on the basis of the historical accounting treatment, the Company is excluding the effects of the accounting change from its adjusted earnings and expense measures.

Also included in third quarter SG&A expense, but not eliminated from the adjusted expense, is $3.9 million or $0.13 per diluted share this year, and $4.2 million, or $0.13 per diluted share last year, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £25 million to members of the Schuh management group payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we

Exhibit 99.2

have discussed previously, there will be quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned.

Operating Income

Genesco’s operating income for the third quarter was $47.0 million this year compared with $54.2 million last year. Operating income this year included $3.0 million in deferred purchase price expense and $4.0 million from the accounting change. This was further reduced by the $1.5 million asset impairments and other charges discussed above. Last year’s third quarter operating income includes the $1.8 million gain related to the accounting change, offset by $0.4 million of asset impairments and other charges and by $3.0 million in deferred purchase price expense. Excluding these items from both periods, operating income for the third quarter was $55.5 million this year compared with $55.7 million last year. Adjusted operating margin was 8.3% of sales in the quarter this year and 8.4% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the quarter was $1.2 million, compared with $1.3 million for the same period last year.

Pretax Earnings

Pretax earnings for the quarter were $45.8 million, including the $4.0 million related to the accounting change for bonus awards, the $1.5 million of asset impairments and other charges, and the $3.0 million deferred purchase price expense. Last year’s third quarter pretax earnings were $52.9 million, including approximately $0.4 million of asset impairments and other charges, and $3.0 million of deferred purchase price expense, offset by a $1.8 million gain related to the accounting change. Excluding these items from both years’ results, pretax earnings for the quarter were $54.3 million this year compared to $54.4 million last year. A reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 39.3% this year, compared to 20.2% last year. The difference in tax rate this year compared to last year is due primarily to the reversal last year of previously recorded charges related to uncertain tax positions due to the expiration of the applicable statutes of limitations and the recognition of certain state tax credits. The adjusted tax rate, reflecting the exclusion of the Schuh acquisition related deferred purchase price, asset impairments and other charges, and the effects of the bonus-related accounting change, was 37.6% this year compared to 36.6% last year. The difference in the effective tax rate and the adjusted tax rate is due to the non-deductibility of the deferred purchase price expense for U.S. tax purposes, which increases the effective tax rate on a GAAP basis.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $27.8 million, or $1.18 per diluted share, in the third quarter this year, compared to earnings of $42.2 million, or $1.76 per diluted share, in the third quarter last year. Excluding the items discussed above, third quarter earnings from continuing operations were $33.8 million or $1.43

Exhibit 99.2

per diluted share this year, compared with $34.5 million or $1.44 per diluted share last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the third quarter increased 7.2% to $199 million from $186 million last year.

Same store sales for the quarter increased 3% this year compared to a 5% decrease last year. Comparable direct sales increased 40% compared with 1% last year. Comparable sales, including both same store sales and comparable direct sales, increased 5% this year compared to a 5% decrease last year. Through December 3, 2013, same store sales increased 2%; e-commerce sales decreased 1%; and combined comparable sales increased 2%.

The Group’s gross margin as a percent of sales decreased about 170 basis points, primarily reflecting lower pricing on snapback hats than in the third quarter last year and increased promotional activity. SG&A expense as a percent of sales, excluding the accounting change for bonus awards discussed above, increased 200 basis points due in part to bonus accrual reversals last year. In addition, Lids is adding merchandise and store operation personnel to support their growth plans.

The Group’s third quarter adjusted operating income was $12.0 million, or 6.0% of sales, down from $18.1 million, or 9.7% of sales last year. A reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Journeys Group

Journeys Group’s sales for the quarter decreased 6.5% to $281 million from $301 million last year.

Same store sales for the Group were down 2%, compared with an 8% increase last year; comparable direct sales increased 6% this year, compared with 7% last year. Combined comparable sales decreased 2% this year compared with an 8% increase last year. Through December 3, 2013, same store sales were flat, comparable direct sales decreased 1%, and combined comparable sales were flat.

Average Selling Prices (ASP) for footwear in Journeys stores in the third quarter this year decreased 1% compared with an ASP increase of 6% in the third quarter last year.

Gross margin for the Journeys Group decreased by about 20 basis points in the quarter due primarily to lower initial mark-ons related to sales mix changes.

The Journeys Group’s SG&A expense, excluding the accounting change for bonus awards discussed above, increased 30 basis points as a percent of sales for the quarter due to increased store related expenses partially offset by lower bonus expense.

The Journeys Group’s adjusted operating income for the quarter was $33.2 million, or 11.8% of sales, compared to last year’s adjusted operating income of $37.1 million, or 12.3% of sales. A reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Schuh Group

Schuh’s sales in the third quarter were $93 million, compared to $92 million last year, an increase of 0.3%. Same store sales decreased by 9% in the quarter; direct sales were down 11%; and total comparable sales decreased by 10%. Through December 3, 2013, same store sales were down 6%; comparable direct sales decreased 8%; and total comparable sales were down 7%.

Schuh’s gross margin was down 50 basis points in the quarter due to increased promotions to meet competition and to keep inventories in line with expectations. Expenses as a percent of sales, excluding the deferred purchase price expense and change in accounting for bonus awards discussed above, decreased by 60 basis points due to a lower EVA bonus accrual compared to last year.

The Schuh Group’s operating income was $1.9 million, which included $3.0 million of expenses related to the deferred purchase price discussed above. This compares with operating income of $3.6 million last year, including $3.0 million of deferred purchase price expense. Excluding the deferred purchase price accruals and change in accounting for bonus awards, but including the contingent acquisition bonus accrual of approximately $3.9 million this year and $4.2 million last year, the Group had adjusted operating income of $5.8 million this year compared with $5.7 million in last year’s third quarter. A reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s third quarter sales increased 16.2%, to $62 million, compared to $53 million in the third quarter last year.

Johnston & Murphy’s wholesale sales increased 15% in the quarter. Same store sales increased 8%; direct sales increased 6%; and combined comparable sales increased 7% on top of an 8% increase last year. Direct sales represented about 9% of Johnston & Murphy Group’s sales this quarter. Through December 3, 2013, same store sales were up 14%; e-commerce and catalog sales increased 13%; and combined comparable sales were up 14%.

Johnston & Murphy’s gross margin increased by about 110 basis points for the quarter due to lower markdowns. SG&A expense, as a percent of sales, excluding the change in accounting for bonus awards discussed above, decreased by 70 basis points reflecting positive leverage from positive comparable sales.

Expenses include about $0.6 million, or 1% of Johnston & Murphy’s sales in the quarter related to the relaunch of the Trask brand in the quarter.

Adjusted operating income was $4.8 million or 7.8% of sales, compared to $3.1 million, or 5.9% of sales last year. A reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Licensed Brands

Licensed Brands’ sales decreased 2.5% to $31.6 million in the third quarter, compared to $32.5 million in the third quarter last year. Gross margin was down 80 basis points due primarily to discounting in a product line.

Exhibit 99.2

SG&A expense, excluding the change in accounting for bonus awards discussed above as a percent of sales was down about 230 basis points due primarily to decreased compensation and advertising expenses.

Adjusted operating income for the quarter was $4.1 million or 13.0% of sales, compared with $3.7 million, or 11.5% of sales last year. A reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Corporate

Corporate expenses, including $1.5 million this year and $0.4 million last year in charges for asset impairments and other charges and the effects of the change in accounting for bonus awards, were $8.2 million this year compared with $12.8 million last year. Excluding the asset impairments and other charges and the change in accounting for bonus awards, corporate expenses were $4.6 million this year compared with $12.5 million last year, primarily due to lower bonus accruals. A reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the third quarter was $32 million compared with $40 million last year. We ended the quarter with $98 million in debt, compared with $92 million last year. We repurchased a total of 148,365 shares of stock at an average price of $63.75 per share in the third quarter. During the quarter, the board increased the share buyback authorization to $75 million of which approximately $65.5 million remains available.

Inventory

Inventories increased 16% in the third quarter on a year-over-year basis. Retail inventory per square foot increased 10%.

Equity

Equity was $862 million at quarter-end, compared with $789 million last year.

Exhibit 99.2

Capital Expenditures

For the third quarter, capital expenditures were $38.5 million and depreciation and amortization expenses were $16.6 million. During the quarter, we opened 62 new permanent stores and closed 9 permanent stores. We ended the quarter with 2,533 permanent stores compared with 2,435 permanent stores at the end of the third quarter last year, or an increase of 4%. Square footage increased 6% on a year-over-year basis. The store count as of November 2, 2013 included:

Lids stores (including 101 stores in Canada)	920
Lids Locker Room Stores (including 24 Macy’s Locker Room by Lids leased departments)	147
Lids Clubhouse Stores	47
Journeys Stores (including 30 Stores in Canada)	823
Journeys Kidz Stores	166
Shï by Journeys Stores	51
Underground by Journeys Stores	121
Schuh Stores (including 4 Kids Stores)	93
Johnston & Murphy Stores and Factory Stores (including 7 stores in Canada)	165

Total Permanent Stores	2,533

Schuh concessions and “pop-up” stores	4
Total Stores	2,537

Exhibit 99.2

For Fiscal 2014, we are forecasting capital expenditures in the range of $110 million to $115 million and depreciation and amortization of about $68 million. Our current store openings (assuming 174 permanent stores and 14 acquired stores) and closing plans by chain are as follows:

Projected Store Activity FY2014
	New	Acquisitions/ Conversions	Close	Net
Journeys Group	40		28	12
Journeys stores (U.S.)	13		10	3
Journeys stores (Canada)	7		0	7
Journeys Kidz stores	20		3	17
Shï by Journeys	0		3	(3)
Underground by Journeys	0		12	(12)

Johnston & Murphy Group	13		2	11

Schuh Group	19		3	16
Schuh stores	18		3	15
Schuh Kids	1		0	1

Lids Sports Group	102	14	27	89
Lids hat stores (U.S.)	29	(1)	14	14
Lids hat stores (Canada)	10	7	5	12
Lids Locker Room, Macy’s & Clubhouse	63	8	8	63
Total Permanent Stores	174	14	60	128
Schuh concessions	0	0	13	(13)
Subtotal	174	14	73	115
Schuh “pop-up” stores	10		8	2
Adjusted Openings and Closings	184	14	81	117

Beginning 2/2/2013	2,459
Net Openings & Closings	115
Net Schuh "pop-up" stores	2

Projected Ending 2/1/2014	2,576

Exhibit 99.2

Projected Net New Stores
FY2014

	Actual	Projected	Projected
	Jan 2013	Net New	Jan 2014

Journeys Group	1,157	12	1,169
Journeys stores (U.S.)	796	3	799
Journeys stores (Canada)	24	7	31
Journeys Kidz stores	156	17	173
Shï by Journeys	51	(3)	48
Underground by Journeys	130	(12)	118

Johnston & Murphy Group	157	11	168

Schuh Group	79	16	95
Schuh Stores	76	15	91
Schuh Kids	3	1	4

Lids Sports Group	1,053	89	1,142
Lids hat stores (U.S.)	811	14	825
Lids hat stores (Canada)	98	12	110
Lids Locker Room, Macy’s & Clubhouse	144	63	207

Total Permanent Stores	2,446	128*	2,574

Schuh concessions	13	(13)	—

Subtotal	2,459	115	2,574
Schuh “pop-up” stores	—	2	2
Total Stores	2,459	117	2,576

*Includes 14 Lids Locker Room acquired stores and 24 Macy’s Locker Room by Lids leased departments.

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings, expenses and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the expense related to the change in accounting for the Company’s EVA Incentive Plan bonus accruals; the costs of responding to and liability in connection with the network intrusion announced in December 2010; the timing and amount of non-cash asset impairments, potentially including fixed assets in retail stores and intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and

Exhibit 99.2

diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.